                                                                    Exhibit 2.1




                            ASSET PURCHASE AGREEMENT

                                     AMONG

                               HILL PHOENIX, INC.
                          REFRIGERATION SYSTEMS, INC.
                      PHOENIX REFRIGERATION SYSTEMS, INC.
                            DOVER DIVERSIFIED, INC.
                            HILL REFRIGERATION, INC.
                                      and
                             EAGLE INDUSTRIES, INC.




                                 August 5, 1994

                            ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS



1. PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  1.1. Assets to be Transferred . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  1.2. Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

2. ASSUMPTION OF LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
  2.1. Liabilities to be Assumed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
  2.2. Liabilities Not to be Assumed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

3. PURCHASE PRICE - PAYMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  3.1. Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  3.2. Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  3.3. Determination of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
  3.4. Other Payments and Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  3.5. Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

4. REPRESENTATIONS AND WARRANTIES OF COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  4.1. Corporate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  4.2. Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  4.3. No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  4.4. Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  4.5. Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  4.6. Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  4.7. Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  4.8. Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  4.9. Intentionally Omitted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  4.10.No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  4.11.Compliance With Laws and Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  4.12.Title to and Condition of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
  4.13.Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
  4.14.Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  4.15.Contract Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  4.16.Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  4.17.Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  4.18.Employment Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  4.19.Trade Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  4.20.Major Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  4.21.Product Warranty and Product Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
  4.22.Assets Necessary to Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
  4.23.No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

5. REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
  5.1. Corporate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  5.2. Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  5.3. No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

6. EMPLOYEES - EMPLOYEE BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  6.1. Affected Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  6.2. Retained Responsibilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  6.3. Payroll Tax  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  6.4. Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

7. COVENANTS OF THE PARTIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
  7.1. Noncompetition; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
  7.2. Use of Company's Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  7.3. Sales Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  7.4. Unemployment Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
  7.5. Bulk Sales Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
  7.6. Access to Information and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
  7.7. Change of Corporate Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
  7.8. Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
  7.9. Health Insurance Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  7.10.Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
  7.11.Taxes Resulting from Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
  7.12.Oryx Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

8. INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  8.1. By Company and Shareholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  8.2. By Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
  8.3. Indemnification of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
  8.4. Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  8.5. Indemnification for Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
  8.6. No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
  8.7. Guaranty; Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

9. CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

10.  RESOLUTION OF DISPUTES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  10.1.Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  10.2.Arbitrators  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  10.3.Procedures; No Appeal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  10.4.Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  10.5.Entry of Judgment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  10.6.Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  10.7.Continued Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
  10.8.Tolling  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
  11.1.Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
  11.2.Further Assurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
  11.3.Disclosures and Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
  11.4.Assignment; Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
  11.5.Law Governing Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
  11.6.Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
  11.7.Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
  11.8.Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
  11.9.Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44


  11.10.Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
  11.11.Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
  11.12.Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45



                            ASSET PURCHASE AGREEMENT


   ASSET PURCHASE AGREEMENT ("Agreement"), dated August 5, 1994, by and among Refrigeration Systems, Inc., a Delaware corporation ("Buyer"), Hill Phoenix, Inc., a Delaware corporation ("HPI"), Phoenix Refrigeration Systems, Inc., a Georgia corporation ("Phoenix"), Dover Diversified, Inc., a Delaware corporation ("DDI"), Hill Refrigeration, Inc., a Delaware corporation ("Company") and Eagle Industries, Inc., a Delaware corporation ("Shareholder").


                                    RECITALS

   A. Company is engaged in the design, manufacture, marketing, distribution, sale and related research and development of refrigeration cases and refrigeration systems for commercial use (the "Business"). Shareholder, through a subsidiary, owns all of the issued and outstanding capital stock of Company.

   B. Prior to January 1994 the Business was operated as the Hill Refrigeration Division of Falcon Manufacturing, Inc. (such division is referred to herein as "Falcon"). In January 1994, Falcon contributed all of its assets and assigned its liabilities to the Company. All references to the Company in this Agreement are intended to refer both to Hill Refrigeration, Inc. and to Falcon.

   C. Company's facilities consist of (i) plant and offices located at 360 Pennington Avenue, Trenton, New Jersey, (ii) plant and offices located at 501 Prospect Street, Trenton, New Jersey, (iii) offices and warehouse space located at 6761 Sierra Court, Suite C, Dublin, California, (iv) offices and warehouse space located at 3601 and 3615 Walnut Avenue, San Bernadino, California and (v) plant and offices located at 1 South Gold Drive, Hamilton Township, New Jersey and (vi) an office located at Unit #9, 301 Byrne Drive, Barrie Ontario Canada (collectively, the "Facilities").

   D. Buyer desires to purchase from Company, and Company desires to sell to Buyer the Business and substantially all of the property and assets of Company other than certain real estate and improvements, subject to and in accordance with the terms of this Agreement.

   NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.       PURCHASE AND SALE OF ASSETS

         1.1. Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Company shall sell, transfer, convey, assign, and deliver to Buyer (or upon Buyer's direction, to HPI), and Buyer (or HPI, as the case may be) shall purchase and accept all of the Business, rights, claims and assets (of every kind, nature, character and description, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of Company, excepting only the Excluded Assets (as hereinafter defined) (collectively the "Purchased Assets"). The Purchased Assets shall include, but not be limited to, the following (notwithstanding itemization, the Purchased Assets shall not include the Excluded Assets):

                    1.1.(a)     Personal Property.  All machinery, equipment,
         vehicles, tools, supplies, spare parts, furniture and all other tangible personal property (other than tangible personal property leased pursuant to Personal Property Leases as hereinafter defined) owned, utilized or held for use by Company in the Business on the Closing Date or otherwise located at the Facilities. Buyer directs that all machinery, equipment and vehicles shall be sold directly to HPI.

                    1.1.(b)     Inventory.  All inventories of raw materials,
         work-in-process and finished goods (including all such in transit to the Company) of Company on the Closing Date, together with related packaging materials (collectively the "Inventory").

                    1.1.(c)     Personal Property Leases.  All leases of
         machinery, equipment, vehicles, furniture and other personal property leased by Company (the "Personal Property Leases") including all such leases described in SCHEDULE 1.1.(C). Buyer directs that all machinery, equipment and vehicle leases shall be assigned and sold directly to HPI.

                    1.1.(d)     Trade Rights.  All the Company's interest in
         any Trade Rights. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party including, without limitations, the agreements described on SCHEDULE 1.1(D); (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing. Buyer directs that all Trade Rights shall be assigned and sold directly to HPI.

                    1.1.(e)     Contracts.  All the Company's rights in, to and
         under the contracts, purchase orders and sales orders (collectively "Contracts") identified below, (collectively the "Assumed Contracts"):

                                    (i)     Any Contract entered into by
                                            Company in the ordinary course of
                                            its business which does not involve
                                            consideration or other expenditure
                                            by Company payable or performable
                                            on or after the Closing Date
                                            (excluding amounts included in
                                            trade payables assumed by Buyer
                                            hereunder) in excess of $10,000 or
                                            performance over a period of more
                                            than six (6) months.

                                   (ii)     Contracts identified in any of
                                            SCHEDULES 1.1(C), 1.1(D), 1.1(E),
                                            1.1(M) OR 4.14 (other than items 2,
                                            3, 4 and 5 on SCHEDULE 4.14(G) and
                                            the powers of attorney listed on
                                            SCHEDULE 4.14(F)) and all purchase
                                            commitments for inventory items and
                                            supplies in excess of $10,000 shown
                                            on the Company's Weekly Report of
                                            Open Purchase Orders by Vendor as
                                            of August 4, 1994 delivered to
                                            Buyer at Closing.


                                  (iii)     Every other Contract to which
                                            Company is a party, other than
                                            Excluded Contracts (as hereinafter
                                            defined), which Buyer assumes
                                            pursuant to the provisions of
                                            SECTION 11.2 hereof or which Buyer
                                            elects to assume at any reasonable
                                            time after the Closing Date by
                                            giving written notice to Company as
                                            set forth in SECTION 11.7 hereof.
                                            Such contracts shall be deemed to
                                            have been assumed as of the Closing
                                            Date.

                                (iv)   Contracts to which Affiliates of the
                                       Company are parties the benefits of
                                       which are made available to the Business and which are identified on SCHEDULE 1.1(F).

         To the extent that any Assumed Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Company and Buyer agree to use reasonable efforts (without any requirement on the part of Buyer or Company to pay any money or agree to any change in the terms of any such Assumed Contract) to obtain the consent of such other party to the assignment of any such Assumed Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Company and Buyer shall cooperate in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Assumed Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Company against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. Buyer shall assume the Liabilities arising after the Closing Date pursuant to SECTION 2.1(B) hereof under any Contract with respect to which Buyer has purchased Contract rights under this SECTION 1.1(E).

                    1.1.(f)     Computer Software.  All computer source codes,
         programs and other software of Company used, held for use or acquired or developed for use in the Business, including all machine readable code, printed listings of code, documentation and related property and information of Company.

                    1.1.(g)     Literature.  All sales literature, promotional
         literature, catalogs and similar materials of Company.

                    1.1.(h)     Records and Files.  All records, files,
         invoices, customer lists, blueprints, specifications, designs, drawings, accounting records, business records, operating data and other data of Company used in connection with the Business or otherwise located at the Facilities.

                    1.1.(i)     Notes and Accounts Receivable.  All notes and
         accounts receivable of or generated by the Company, excluding the account receivable from Oryx Retail Fixtures, Inc. Buyer acknowledges that title to certain accounts receivable that are a part of the Purchased Assets is held by Continental Bank, National Association, as Trustee under the Eagle Trade Receivables Master Trust (the "Receivables Trustee") and that the Company shall sell such receivables as herein provided by causing the Receivables Trustee to transfer the receivables to Buyer at Closing pursuant to that certain Receivables Sale Agreement (herein so called) of even date herewith by and between Buyer, Company and the Receivables Trustee.

                    1.1.(j)     Licenses; Permits.  All licenses, permits and
         approvals of Company issued by any Government Entities, except those listed on SCHEDULE 1.2(H).

                    1.1.(k)     Corporate Name.  The name "Hill Refrigeration",
         "Hill Canada" and similar names and all rights to use or allow others to use such name.

                    1.1.(l)     General Intangibles.  All prepaid items, all
         causes of action arising out of occurrences before or after the Closing, and other intangible rights and assets arising out of or relating to the Business, except for those items described in SECTION 1.2(F).

                    1.1.(m)     Leased Real Property.  All of the leases of
         real property by the Company, including the leases described on
         SCHEDULE 1.1(M) (the "Real Property Leases") with respect to the real property described therein (the "Leased Real Property").

         1.2. Excluded Assets. The provisions of SECTION 1.1 notwithstanding, Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept the following assets of Company, whether recorded or unrecorded, accrued, contingent or otherwise (collectively the "Excluded Assets"):

                    1.2.(a)     Cash and Cash Equivalents.  All cash and cash
         equivalents and checks and drafts in the possession of the Company.

                    1.2.(b)     Consideration.  The consideration delivered by
         Buyer to Company pursuant to this Agreement.

                    1.2.(c)     Tax Credits and Records.  Federal, state and
         local income and franchise tax credits and tax refund claims and associated returns and records. Buyer shall have reasonable access to such returns and records and may make excerpts therefrom and copies thereof to the extent necessary for the preparation of Buyer's tax returns, or for other proper business purposes.

                    1.2.(d)     Corporate Franchise.  Company's franchise to be
         a corporation, its certificate of incorporation, corporate seal, stock books, minute books and other corporate records having principally to do with the corporate organization and capitalization of Company.

                    1.2.(e)     Obligations of Affiliates.  Notes, drafts or
         accounts receivable or other obligations for the payment of money made or owed by any Affiliate of Company (excepting amounts owed to the Company by employees of the Company and other obligations of Affiliates specifically referred to in this Agreement as included in the Purchased Assets). For purposes of this agreement, the term "Affiliate" shall mean and include, as to any person or entity, all shareholders, directors and officers of such entity; the spouse of any such person; or any entity controlling, controlled by or under common control with the entity as to which the affiliation is to exist.

                    1.2.(f)     Certain General Intangibles.  The rights of the
         Company respecting causes of action associated with obligations and liabilities of the Company that are not Assumed Liabilities (including, without limitation, the rights of the Company under and with respect to any financing affecting the Purchased Assets that is not an Assumed Liability and the benefits under any Contract applicable to the period prior to Closing unless and to the extent the liabilities under such Contract are Assumed Liabilities), and the account receivable from Oryx Retail Fixtures, Inc.

                    1.2.(g)     Owned Real Property.  The Facilities and such
         other real property, including fixtures, buildings, improvements and all appurtenant rights as are described on SCHEDULE 4.12(C).

                    1.2.(h)     Certain Licenses and Permits.  The licenses and
         permits of the Company described on SCHEDULE 1.2(H).


2.       ASSUMPTION OF LIABILITIES

         2.1. Liabilities to be Assumed. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, liability, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer (or HPI, with respect to obligations relating to machinery, equipment and vehicle leases and Trade Rights) shall assume and agree to perform and discharge the following, and only the following Liabilities of Company (collectively the "Assumed Liabilities"):

                    2.1.(a)     Accounts Payable, Equipment Lease, Obligations
         and Certain Accrued Items. Accounts payable (excluding accounts owed to Oryx Retail Fixtures, Inc.), equipment lease obligations, and Liabilities for vacation and holiday pay, but in the case of accounts payable, only in the amounts accrued on the Closing Account Schedule and specifically identified on a schedule to the Closing Account Schedule. The term "accounts payable" shall include, without limitation, sales tax payable, accrued payroll and accrued payroll taxes.

                    2.1.(b)     Contractual Liabilities.  Company's Liabilities
         arising on and from and after the Closing Date under and pursuant to Assumed Contracts (including without limitation the customer deposits identified on SCHEDULE 4.14(D)), provided that Buyer shall not assume any obligation to deliver product or services with respect to which any payment has been paid to the Company prior to the Closing Date, unless (A) Company shall remit to Buyer the amount of such payment or
         (B) a direct credit in such amount shall be provided to Buyer in the computation of the Purchase Price (as hereinafter defined). Liabilities with respect to Personal Property Leases assigned to HPI pursuant to SECTION 1.1(C) shall be assumed by HPI, and not by Buyer.

                    2.1.(c)     Liabilities Under Permits and Licenses.
         Company's Liabilities arising from and after the Closing Date under any permits, licenses or approvals assigned to Buyer at or after the Closing.

                    2.1.(d)     Product and Service Warranties.  All
         Liabilities of the Company for product and service warranties given by the Company in accordance with its normal written product warranty terms for any product sold by the Company prior to Closing.

                    2.1.(e)     [Intentionally Omitted]

                    2.1.(f)     Union Contract.  All Liabilities of the Company
         arising on and from and after Closing under the Agreement between the Company and United Steelworkers of America, AFL-CIO-CLC Local Union No. 5298 ("Union"), dated January 12, 1992, as modified by that certain Memorandum of Understanding between Buyer and the Union regarding the assumption of such agreement.

                    2.1.(g)     Product Liability.  Any Liability arising out
         of or in any way related to or resulting from any product sold by Buyer following the Closing, including products contained in the Inventory purchased by Buyer hereunder (including any Liability for claims made for injury to person, damage to property or other damage, whether made in product liability, tort or otherwise).

         2.2. Liabilities Not to be Assumed. Except as and to the extent specifically set forth in SECTION 2.1, Buyer is not assuming any Liabilities of Company and all such Liabilities shall be and remain the responsibility of Company. Notwithstanding the provisions of SECTION 2.1, Buyer is not assuming and Company shall not be deemed to have transferred to Buyer the following Liabilities of Company:

                    2.2.(a)     Certain Contracts.  The Liabilities of Company
         under and pursuant to the following Contracts ("Excluded Contracts"):

                           (i)     Any Contract which is not an Assumed Contract

                          (ii)     Any agreement or order relating to
                                   environmental conditions at the
                                   Facilities (subject, however, to
                                   Buyer's obligations under the
                                   Facility Lease).

                         (iii)     Employee benefit or pension plans
                                   or agreements, except the United
                                   Steelworkers 401(k) Savings Plan
                                   referred to in SECTION 6.4(A).

                          (iv)     Agreements related to borrowed
                                   money or financing of the Company
                                   or its Affiliates, including
                                   without limitation loan agreements,
                                   promissory notes, security
                                   agreements or receivable sales
                                   agreements (excepting equipment
                                   lease obligations with respect to
                                   equipment leases included in the
                                   Purchased Assets).

                    2.2.(b)     Taxes Arising from Transaction.  Any taxes
         imposed upon Company arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, use, gross receipts or documentary stamp taxes, except as provided in
         Section 11.8.

                    2.2.(c)     Income and Franchise Taxes.  Any Liability of
         Company for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

                    2.2.(d)     Insured Claims.  Any Liability of Company
         insured against, to the extent such Liability is or will be paid by an insurer.

                    2.2.(e)     Product Liability.  Any Liability of Company
         arising out of or in any way relating to or resulting from any product sold prior to the Closing Date (including any Liability of Company for claims made for injury to person, damage to property or other damage, whether made in product liability, tort or otherwise), excepting only Liabilities for product and service warranties described in SECTION 2.1(D).

                    2.2.(f)     Litigation Matters.  Any Liability with respect
         to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative brought by or before any court, governmental agency or recognized arbitral authority with respect to matters occurring prior to Closing ("Litigation"), whether or not described in SCHEDULE 4.10.

                    2.2.(g)     Infringements.  Any Liability of Company or its
         Affiliates to a third party for infringement of such third party's Trade Rights.

                    2.2.(h)     Transaction Expenses.  All Liabilities incurred
         by Company in connection with this Agreement and the transactions contemplated herein, except as provided in SECTION 11.8.

                    2.2.(i)     Liability For Breach.  Liabilities of Company
         for any breach or failure to perform any of Company's covenants and agreements contained in, or made pursuant to, this Agreement, or, with respect to matters occurring prior to the Closing, any other Contract, whether or not assumed hereunder.

                    2.2.(j)     Liabilities to Affiliates.  Liabilities of
         Company to its Affiliates, except only that Buyer is assuming Company's Liabilities for vacation and holiday pay pursuant to SECTION 2.1(A) and severance pay owed to employees of the Company pursuant to
         SECTION 2.1(E).

                    2.2.(k)     Violation of Laws or Orders.  Liabilities of
         Company for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other governmental body, whether federal, state, municipal, foreign or other (collectively, "Government Entities").

                    2.2.(l)     Environmental Liabilities.  Any Liabilities
         arising out of, related to or incurred in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste (as defined in SECTION 4.11(C)) that (i) results from Company's or any previous owner's or operator's ownership, operation or occupancy of the Facilities or the Company's Business, properties or assets, including without limitation any failure to comply with the Environmental Laws (as defined in SECTION 4.11(C)), or (ii) occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date.

                    2.2.(m)     Employee Welfare and Benefit Plan Liabilities.
         Any Liabilities arising under, or in connection with, any employee welfare benefit or pension benefit plan currently or previously maintained or contributed to by Company or any member of its controlled group (as defined in Section 4001(a)(13) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, retiree medical or other post-retirement or post-termination welfare Liabilities and Liabilities in connection with any defined benefit pension plan or multiemployer pension plan; provided, however, that Buyer shall assume sponsorship of the United Steelworkers 401(k) Savings Plan pursuant to the terms of SECTION 6.4(A) hereof.

                    2.2.(n)     Facility Closedown and Disposal Costs.  Any
         Liabilities (other than those for severance pay to the extent assumed by Buyer pursuant to SECTION 2.1(E)) arising out of, related to or incurred in connection with the closedown and disposal of the Facilities by the Company, regardless of whether such costs are incurred before or after the Closing Date, including without limitation, compliance with Environmental Laws, vacant building security costs, utility disconnection costs, sale expenses, demolition costs and removal and transport and storage costs for Excluded Assets (subject, however, to Buyer's obligations under the Lease, dated even date herewith between Buyer and the Company ("Facility Lease") with respect to environmental matters, removal of equipment, fixtures and other property, restoration costs and other matters) and except as provided in SECTION 7.8.

                    2.2.(o)     Successor Liabilities.  Any Liability of the
         Company which any person seeks to impose upon Buyer by virtue of any theory of successor liability or as a result of Buyer's failure to comply with any bulk transfer or similar statue, including without limitation Liabilities relating to environmental matters, pension plans, product liability, taxes and labor and employment matters, unless otherwise expressly assumed by Buyer hereunder.

                    2.2.(p)     Severance.  Any Liability of the Company for
         severance or other termination benefits.

                    2.2.(q)     Collective Bargaining Agreements.  Any
         Liability with respect to Collective Bargaining Agreements, other than pursuant to 2.1(f).

Nothing in this Agreement or in any document executed pursuant hereto or in connection herewith shall affect in any way the right of the Company, in its sole and absolute discretion, to pay, resolve, compromise, settle or otherwise handle any Liability of the Company or any Affiliate of the Company that is not an Assumed Liability.


3.       PURCHASE PRICE - PAYMENT

         3.1. Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be sum of (i) the face value of accounts receivable included in the Purchased Assets reflected on the Closing Account Schedule, plus (ii) Fifteen Million Eight Hundred Ten Thousand Dollars ($15,810,000.00) plus (iii) the amount by which the inventory reflected on the Closing Account Schedule exceeds Seventeen Million Nine Hundred Thirty Thousand Dollars ($17,930,000.00), less (iv) the amount by which inventory reflected on the Closing Account Schedule is less than Seventeen Million Seven Hundred Eighty Thousand Dollars ($17,780,000.00), less (v) Forty-Nine Thousand Five Hundred Dollars ($49,500).

         3.2. Payment of Purchase Price. The Purchase Price shall be paid as follows:

                    3.2.(a)     Accounts Payable.  Buyer shall receive a credit
         to the Purchase Price equal to the book value of accounts payable assumed by Buyer pursuant to and as defined in SECTION 2.1(A) ("Accounts Payable Value").

                    3.2.(b)     Cash to Company.  At the Closing, HPI shall
         deliver to Company the sum of Eight Million Dollars ($8,000,000) in respect of the Purchased Assets purchased by HPI hereunder and Buyer shall deliver to Company the sum of the Estimated Purchase Price (excluding the payment by HPI) less the Estimated Accounts Payable Value reflected on the Estimated Closing Account Schedule (as hereinafter defined). The Company hereby directs Buyer to pay to the Receivables Trustee that portion of the Purchase Price attributable to the accounts receivable that are included in the Purchased Assets that are held by the Receivables Trustee and acknowledges that receipt of such payment by the Receivables Trustee (whether or not the amount is correctly allocable to the accounts receivable) shall constitute payment by Buyer of such portion of the Purchase Price hereunder.

                    3.2.(c)     Adjustment of Estimated Closing Payments. On or
         before the fifth business day following the determination of the Closing Account Schedule (pursuant to SECTION 3.3, below), either (i) Company shall pay to Buyer the amount, if any, by which (A) the Estimated Purchase Price, less the Estimated Accounts Payable Value, exceeds (B) the Purchase Price less the Accounts Payable Value; or
         (ii) Buyer shall pay to Company the amount, if any, by which (A) the Purchase Price less the Accounts Payable Value, exceeds (B) the Estimated Purchase Price less the Estimated Accounts Payable Value.

                    3.2.(d)     Method of Payment.  All payments under this
         SECTION 3.2 shall be made in the form of certified or bank cashier's check payable to the order of the recipient or, at the recipient's option, by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.

         3.3.       Determination of Purchase Price.

                    3.3.(a)     Estimated Closing Account Schedule.  The
         Estimated Purchase Price and the Estimated Accounts Payable Value shall be determined in accordance with this SECTION 3.3(A) for purposes of calculating the cash payment to Company at the Closing. Prior to the Closing Date, Company shall, in consultation with the Buyer, prepare and deliver to Buyer a projected schedule ("Estimated Closing Account Schedule") setting forth in reasonable detail the estimated accounts receivable, inventory and accounts payable of the Company as of the Closing Date. Such schedule shall contain sufficient detail for the estimation of the Purchase Price ("Estimated Purchase Price") and the estimation of the Assumed Accounts Payable Value ("Estimated Accounts Payable Value").

                    3.3.(b)     Closing Account Schedule.  Within 45 days after
         the Closing Date, Buyer shall deliver to Company a proposed schedule of the Company setting forth in reasonable detail the accounts receivable, inventory and accounts payable of the Company as of the Closing Date, prepared in accordance with generally accepted accounting principles from the books and records of Company in accordance with the provisions of SECTION 3.3(D) ("Closing Account Schedule"). The proposed Closing Account Schedule shall be accompanied by a report (1) containing sufficient detail for the determination of and setting forth the amount of the Purchase Price and the Accounts Payable Value and (2) setting forth the amount of any payment to be paid and by whom pursuant to SECTION 3.2(C) hereof. Buyer shall make available or cause to be made available the personnel and records necessary and allow the Company and its representatives to conduct any necessary physical inspection to assist in its review of the proposed Closing Account Schedule. Upon receipt of these documents as proposed by Buyer, the Company and its representatives may study the proposed Closing Account Schedule (together with the detailed backup information and other books and records related to the assets and liabilities shown or to be shown therein) and may conduct any necessary physical inspections to determine whether the Company believes that the amounts shown thereon have been correctly computed. If the Company believes any such amounts have been incorrectly computed, then the Company shall so notify Buyer in writing within sixty (60) days after the Company's receipt of the Closing Account Schedule as proposed by Buyer, and the Company and Buyer shall attempt to resolve any resulting discrepancies and make any appropriate adjustments to the Closing Account Schedule to reflect such resolution. If no such notice is received by Buyer within such 60-day period, the Closing Account Schedule as proposed by Buyer shall be deemed approved by the Company and final. If, within forty-five (45) days after the receipt by Buyer of such a notice from the Company, the Company and Buyer are unable to resolve any resulting discrepancies, they shall resolve the matter in accordance with
         SECTION 3.3(C) below.

                    3.3.(c)     Resolving Disputes.  In the event of a dispute
         or disagreement relating to the Closing Account Schedule or schedules thereto which Buyer and Company are unable to resolve as provided in
         SECTION 3.3(B) above, either party may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing (the "Third Accounting Firm") to be mutually selected by Company and Buyer. The Third Accounting Firm shall make a resolution of the Closing Account Schedule and the Purchase Price and Accounts Payable Value, which shall be final and binding for purposes of this ARTICLE 3. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 30 days of submission of the Closing Account Schedule to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared equally by Buyer and Company.

                    3.3.(d)     Accounting Conventions.  The Closing Account
         Schedule shall be prepared in a manner consistent with Company's past practices in accordance with generally accepted accounting principles. The only accounts on the Closing Account Schedule which shall affect the computation of the Purchase Price and the Assumed Accounts Payable Value shall be accounts receivable, inventory and accounts payable, and all such accounts shall be determined as gross values without regard to reserves or other allowances. For purposes of the Closing Account Schedule, all account determinations shall be made as of the close of business on the Closing Date.

         3.4. Other Payments and Adjustments. The amount of wages and other remuneration due employees of Company in respect of periods prior to the Closing Date will be paid by Company directly to such employees, except for unpaid holiday and vacation pay.

         3.5. Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes as reasonably directed by Buyer. Company and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") or any regulations thereunder, Buyer and Company will disclose such reports to the other prior to filing with the IRS.


4.       REPRESENTATIONS AND WARRANTIES OF COMPANY

         Company makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the schedules delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein but only to the extent hereinafter provided.

         4.1.       Corporate.

                    4.1.(a)     Organization.  Each of Company and Shareholder
         is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                    4.1.(b)     Corporate Power.  Company has all requisite
         corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

                    4.1.(c)     Qualification.  Company is duly licensed or
         qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary except where the failure to so license or qualify does not have a material adverse effect on the Purchased Assets or the financial conditions, business operations or prospects of the Company. The states in which Company is licensed or qualified to do business are listed in SCHEDULE 4.1(C).

                    4.1.(d)     No Subsidiaries.  Company does not own any
         interest in any corporation, partnership or other entity.

         4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company and/or Shareholder pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and shareholder of Company and Shareholder, as the case may be. No other or further corporate act or proceeding on the part of Company, Shareholder or their respective shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company and/or Shareholder pursuant hereto or the consummation of the transactions contemplated hereby and thereby. It is not presently intended that Company be dissolved until all of its Liabilities have been paid or otherwise provided for in full, to the extent required by law. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company and/or Shareholder, pursuant hereto will constitute, valid binding agreements of Company and/or Shareholder, as the case may be, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         4.3. No Violation. Except as set forth on SCHEDULE 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company or Shareholder of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity, or (c) subject to obtaining the consents referred to in
SCHEDULE 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in SECTION 4.12(A)) upon any of the assets of Company or Shareholder under, any term or provision of the Certificate of Incorporation or By-laws of Company or Shareholder or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company and/or Shareholder is a party or by which Company or Shareholder or any of their respective assets or properties may be bound or affected.

         4.4. Financial Statements. Included as SCHEDULE 4.4 are true and correct copies of the financial statements of Falcon consisting of balance sheets of Falcon as of March 4, 1994 and December 31, 1993, 1992 and 1991, and the related statements of income and cash flows for the years 1991 and 1992 and statement of income for December 31, 1993 (including the notes contained therein or annexed thereto). These balance sheets, income statements and cash flow statements are unaudited and are based on results as they were reported for internal purposes. They have been prepared in accordance with the accounting policies and procedures established by Shareholder, and accordingly do not reflect all costs, accruals and reserves which are recorded by Shareholder. These statements fairly present the balance sheet, statement of income and cash flows and were prepared in accordance with the principles set forth above.

         4.5.       Tax Matters.

                    4.5.(a)     Provision For Taxes.  The provision made for
         taxes on the July 1, 1994 balance sheet of the Company ("Recent Balance Sheet") is, to the knowledge of Company, sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed at the date of the Recent Balance Sheet, and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company.

                    4.5.(b)     Tax Returns Filed.  Except as set forth on
         SCHEDULE 4.5(B), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Company or Falcon have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Each of Company and Falcon has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company or Falcon.

                    4.5.(c)     Consolidated Group.  SCHEDULE 4.5(C) lists
         every year Company or Falcon Manufacturing, Inc. was a member of an affiliated group of corporations that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment, and each corporation that has been part of such group.

                    4.5.(d)     Other.  Except as set forth in SCHEDULE 4.5(D),
         since January 1, 1989, neither Company nor Falcon Manufacturing, Inc. has (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under
         Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement.

         4.6. Accounts Receivable. All trade accounts receivable of Company included in the Purchased Assets represent arm's length sales actually made in the ordinary course of business.

         4.7. Inventory. Except as set forth in SCHEDULE 4.7, all inventory of Company is located on premises owned or leased by Company as reflected in this Agreement.

         4.8. Absence of Certain Changes. Except as and to the extent set forth in SCHEDULE 4.8, since December 31, 1993, there has not been:

                    4.8.(a)     Adverse Change.  Any material adverse change in
         the financial condition, assets, Liabilities, business, or operations of Company;

                    4.8.(b)     Damage.  Any material casualty loss, damage or
         destruction, whether covered by insurance or not, affecting the Business or Purchased Assets, which has not heretofore been corrected;

                    4.8.(c)     Increase in Compensation.  Any increase of more
         than five percent (5%) in the compensation, salaries or wages payable or to become payable to any employee of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

                    4.8.(d)     Commitments.  Any commitment or transaction by
         Company with respect to the Business (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                    4.8.(e)     Disposition of Property.  Any sale, lease or
         other transfer or disposition of any properties or assets of Company, except for the sale of inventory items and the replacement or retirement of obsolete property in the ordinary course of business;

                    4.8.(f)     Amendment of Contracts.  Any waiver of material
         rights under an Assumed Contract, other than in the ordinary course of business; or

                    4.8.(g)     Distribution Terms.  Any material change in the
         terms extended to any customer or distributor.

         4.9.       Intentionally Omitted.

         4.10. No Litigation. Except as set forth in SCHEDULE 4.10 there is no Litigation pending or to the knowledge of Company threatened against Company, its Business or any of its assets, nor does Company know of any basis for any Litigation that would have a material adverse effect on the Business.
SCHEDULE 4.10 also identifies all Litigation to which Company or Falcon have been parties since January 9, 1990.

         4.11.      Compliance With Laws and Orders.

                    4.11.(a)    Compliance.  Except as set forth in SCHEDULE
         4.11(A), to the knowledge of Company, Company is in material compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in SCHEDULE 4.11(A), Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders which notice is still outstanding. To the knowledge of Company, all reports and returns required to be filed by Company with any Government Entities have been filed, and were accurate when filed in all material respects.

                    4.11.(b)    Licenses and Permits.  To the knowledge of the
         Company, Company has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the Business (as presently conducted) and operation of the Facilities. To the knowledge of the Company, all such licenses, permits, approvals, authorizations and consents are described in SCHEDULE 4.11(B), are in full force and effect and, except as described in SCHEDULE 4.11(B), are assignable to Buyer in accordance with the terms thereof. Except as set forth in
         SCHEDULE 4.11(B), Company is and has been in compliance with all such permits and licenses, approvals, authorizations and consents in all material respects.

                    4.11.(c)    Environmental Matters.  The applicable Laws
         relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste (including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, and their state and local counterparts) are herein collectively referred to as the "Environmental Laws". Except as set forth in SCHEDULE 4.11(C), to the knowledge of Company, Company is in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in SCHEDULE 4.11(C), there is no Litigation nor any demand, claim, hearing or notice of violation pending or to Company's knowledge threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder.

         4.12.      Title to and Condition of Properties.

                    4.12.(a)    Title to Assets.  Company has transferable
         title to all the Purchased Assets (excepting only accounts receivable owned by the Receivables Trustee), free and clear of all mortgages, liens (statutory or otherwise), security interests, pledges, licenses, equities, options, conditional sales contracts, or encumbrances of any nature whatsoever (collectively, "Liens") except those described in
         SCHEDULE 4.12(A)(I). At Closing, Buyer will receive title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever, except as described in SCHEDULE 4.12(A)(II).

                    4.12.(b)    Condition.  The tangible assets constituting
         Purchased Assets and the buildings, plants and other structures of the Company used in the Business, are sufficient to operate the Business as presently conducted in light of anticipated production volumes. Subject to the foregoing, and except as otherwise expressly provided in this Agreement, Buyer and HPI are acquiring the tangible Purchased Assets in their "AS-IS" physical condition and Seller makes no representation with respect to the condition of the tangible assets included in the Purchased Assets.

                    4.12.(c)    Real Property.  SCHEDULE 4.12(C) sets forth all
         real property owned, used or occupied by Company (the "Real Property"), including an indication of whether such Real Property is owned or leased. Company has no notice or knowledge of any planned or proposed increase in assessed valuations of any Real Property.

                    4.12.(d)    No Condemnation or Expropriation.  Neither the
         whole nor any portion of the property or any other assets of Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entities with or without payment of compensation therefor, nor to the Company's knowledge has any such condemnation, expropriation or taking been proposed by any Government Entities.

         4.13. Insurance. Set forth in SCHEDULES 4.13 AND 4.17 is a list of all policies of fire, liability, product liability, workers compensation, and other forms of insurance presently in effect with respect to the business and properties of Company. All such policies are valid, outstanding and enforceable policies. No notice of cancellation or termination has been received with respect to any such policy, and Company has no knowledge of any act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date. Company has not been refused any insurance with respect to any aspect of the operations of the business of Company nor has coverage been limited by any insurance carrier to which Company has applied for insurance or with which Company has carried insurance during the last three years. Since January 9, 1990, all products liability and general liability policies maintained by or for the benefit of Company have been "occurrence" policies and not "claims made" policies. There is no claim by Company or Falcon pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. To the knowledge of Company, such policies are sufficient in all material respects for compliance by Company with all requirements of law and with the requirements of all material contracts to which Company is a party.

         4.14.      Contracts and Commitments.

                    Except as set forth in SCHEDULE 4.14 or any other Schedule hereto:

                    4.14.(a)    Real Property Leases.  Company has no leases of
real property.

                    4.14.(b)    Personal Property Leases.  Company has no
         leases of personal property involving consideration or other expenditure in excess of $10,000 or involving performance over a period of more than 6 months.

                    4.14.(c)    Purchase Commitments.  Company has no purchase
         commitments for inventory items or supplies that, together with amounts on hand, are in excess of normal usage consistent with past practice, or which are at an excessive price.

                    4.14.(d)    Sales Commitments.  Company has no sales
         contracts or commitments to customers or distributors which aggregate in excess of $10,000 to any one customer or distributor (or group of affiliated customers or distributors). Company has no sales contracts or commitments except those made in the ordinary course of business and at arm's length. Company has received no advance payments or progress payments toward products which have not been invoiced and shipped.

                    4.14.(e)    Contracts With Affiliates and Certain Others.
         Company has no Contract (written or oral) with any Affiliate or any other officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Company on notice of not longer than 30 days without liability, penalty or premium.

                    4.14.(f)    Powers of Attorney.  The Company has not given
         a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

                    4.14.(g)    Collective Bargaining Agreements.  Company is
         not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups. Copies of all such agreements have heretofore been delivered to Buyer.

                    4.14.(h)    Guarantees.  Company has not guaranteed the
         payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person, except pursuant to financing arrangements for the Company and its Affiliates with banks and other financial institutions.

                    4.14.(i)    Contracts Subject to Renegotiation.  Company is
         not a party to any Contract with any governmental body which is subject to renegotiation.

                    4.14.(j)    Restrictive Agreements.  Company is not a party
         to nor is it bound by any agreement requiring Company to assign any interest in any trade secret or proprietary information that is included in the Purchased Assets or with respect to the Business, or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

                    4.14.(k)    Other Material Contracts.  Company has no
         lease, license, contract or commitment relating to the Business involving consideration or other expenditure in excess of $10,000, or involving performance over a period of more than 6 months, or which is otherwise individually material to the operations of Company, except as explicitly described in the Schedules to this Agreement.

         4.15.      Contract Defaults.  Except as specifically described in
SCHEDULE 4.15, Company is not in default under any Assumed Contract, nor, to the knowledge of Company has any event or omission occurred which through the giving of notice, would constitute a default thereunder. To the Company's knowledge, no third party is in default under any Assumed Contract to which Company is a party, nor has any event or omission occurred which, through the giving of notice would constitute a default thereunder. The foregoing representation shall not affect Buyer's obligation to perform warranty service pursuant to SECTION 2.1(D).

         4.16. Labor Matters. Except as set forth in SCHEDULE 4.16, since January 9, 1990 Company has experienced no labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the Business. Except to the extent set forth in SCHEDULE 4.16, (a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Company nor any secondary boycott with respect to products of Company; (d) no question concerning representation has been raised or is threatened respecting the employees of Company; (e) no grievance which might have a material adverse effect on Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

         4.17.      Employee Benefit Plans.

                    4.17.(a)    Disclosure.  SCHEDULE 4.17(A) sets forth all
         pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of ERISA), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons ("Company Employees") employed by Company. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, and all summary plan descriptions and summaries of material modifications related to such Employee Plan/Agreements, have heretofore been provided to Buyer.

                    4.17.(b)    Defined Benefit and Multiemployer Pension
         Plans.  With respect to each Employee Plan/Agreement described in
         SCHEDULE 4.17(A) or any other plan, fund or program maintained or ever maintained or contributed to by Company or any member of Company's controlled group (as defined in Section 4001(a)(14) of ERISA) that is subject to Title IV of ERISA), all required contributions have been made to such plan, no such plan has incurred an "accumulated funding deficiency" under Section 302 of ERISA or Section 412 of the Code, whether or not such deficiency has been waived, and no such plan has been terminated so as to subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA. With respect to any multiemployer pension plan (as defined in Section 4001(a)(3) of ERISA) to which the Company or any member of its controlled group (as defined 4001(a)(14) of ERISA) contributes or was previously obligated to contribute, all contributions required to be made to such plan have been made, and except as set forth in SCHEDULE 4.17.(B), neither the Company nor any controlled group member has incurred a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA) with respect to any such multiemployer plan.

                    4.17.(c)    Prohibited Transactions, etc.  There have been
         no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Company or any of its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any Liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to which Company is required to indemnify any person against liability incurred under any such Law or Order.

                    4.17.(d)    Payments and Compliance.  With respect to each
         Employee Plan/Agreement, (i) all payments due from Company to date have been made and all amounts properly accrued to date as Liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent Balance Sheet; (ii) Company has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) except as disclosed on SCHEDULE 4.17(D), each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under
         Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and (vi) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                    4.17.(e)    No Triggering of Obligations.  The consummation
         of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) except as described in SECTION 6.5, accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                    4.17.(f)    Future Commitments.  Company has no announced
         plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

         4.18. Employment Compensation. SCHEDULE 4.18 contains a list of all employees to whom the Company paid compensation in 1993, including bonuses and incentives, at an annual rate in excess of Thirty Thousand Dollars ($30,000) for services rendered or otherwise.

         4.19. Trade Rights. SCHEDULE 4.19 includes all Trade Rights of the type described in clauses (i), (ii), (iii) or (iv) of SECTION 1.1(D) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. Except as shown on
SCHEDULE 4.19, all Trade Rights shown as registered in SCHEDULE 4.19 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. To the knowledge of the Company, in order to conduct the Business, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have. To the knowledge of the Company, Company is not infringing, has not infringed and, to the extent of current development, the Company's Origin II design product line will not infringe, any

Trade Rights of another in the operation of the business of Company, nor, to the Company's knowledge, is any other person infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any Trade Right listed on SCHEDULE 4.19, and no other person has any right to use any Trade Right owned or held by Company, except as listed in SCHEDULE 1.1.(E). Except as set forth in SCHEDULE 1.1.(D), Company does not pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or, to the knowledge of the Company, threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. All Trade Rights of Company are valid, enforceable and in good standing, and, to the knowledge of the Company, there are no equitable defenses to enforcement based on any act or omission of Company, except as indicated on SCHEDULE 4.19.

         4.20.      Major Customers and Suppliers.

                    4.20.(a)    Major Customers.  SCHEDULE 4.20(A) contains a
         list of the twenty five (25) largest customers, including distributors, of Company for each of the two (2) most recent calendar years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Company has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on SCHEDULE 4.20(A) will not continue to be customers of the Business after the Closing at substantially the same level of purchases as heretofore.

                    4.20.(b)    Major Suppliers.  SCHEDULE 4.20(B) contains a
         list of the twenty five (25) largest suppliers to Company for calendar year 1993 and year to date 1994 (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Company has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on SCHEDULE 4.20(B) will not continue to be suppliers to the Business after the Closing and will not continue to supply the Business with substantially the same quantity and quality of goods at competitive prices.

                    4.20.(c)    Dealers and Distributors.  SCHEDULE 4.20(C)
         contains a list by product line of all sales representatives, dealers, distributors and franchisees of Company, together with representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions.

         4.21. Product Warranty and Product Liability. SCHEDULE 4.21 contains a description of Company's standard warranty or warranties for sales of Products (as defined below). SCHEDULE 4.21 sets forth each warranty claim and product liability claim since 1990 and through June 2, 1994, and the disposition thereof. SCHEDULE 4.21 contains a description of all product liability claims and similar Litigation relating to Products manufactured or sold, or services rendered, which are presently pending or which to Company's knowledge are threatened, or which have been asserted or commenced against Company since January 9, 1990, in which a party thereto either requests injunctive relief or alleges damages (whether or not covered by insurance). To Company's knowledge, there have been no consistent or common problems among product lines in the field which have resulted in or could reasonably be expected to result in a replacement, field fix, retrofit modification or recall campaign with respect to any such product. As used in this SECTION 4.21, the term "Products" means any and all products currently or at any time previously sold by Company, or by any predecessor of Company under any brand name or mark under which products are or have been sold by Company or such predecessor.

         4.22. Assets Necessary to Business. The Purchased Assets together with the Facility Lease include all property and assets, tangible and intangible, and all leases, licenses and other agreements (excepting the licenses and permits listed in SCHEDULE 1.2(H) and Assumed Contracts with respect to which any required consent has not been obtained) which are necessary to carry on the Business as presently conducted.

         4.23. No Brokers or Finders. Neither Company nor any of its directors, officers, employees, Affiliates or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.


5.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer makes the following representations and warranties to Company, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by Company or any notice to Company, and shall survive the Closing of the transactions provided for herein.

         5.1.       Corporate.

                    5.1.(a)     Organization.  Each of Buyer, HPI, Phoenix and
         DDI is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation.

                    5.1.(b)     Corporate Power.  Buyer, HPI, Phoenix and DDI
         each has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by them and to carry out the transactions contemplated hereby and thereby.

         5.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer, HPI, Phoenix, and DDI pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer, HPI, Phoenix and DDI as the case may be. No other corporate act or proceeding on the part of Buyer, HPI, Phoenix, or DDI is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by them pursuant hereto or the consummation of the transactions contemplated hereby and thereby. It is not presently intended that DDI be dissolved unless all of its Liabilities have been paid or otherwise provided for in full, to the extent required by law. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer, HPI, Phoenix or DDI pursuant hereto will constitute, valid and binding agreements of such signatories thereto, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         5.3. No Brokers or Finders. Neither Buyer nor any of its Affiliates, directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

6.       EMPLOYEES - EMPLOYEE BENEFITS

         6.1. Affected Employees. Buyer agrees to offer employment to each person who is employed by Company immediately prior to the Closing. Such employment shall be subject to and conditioned upon agreement by such employees to terms and conditions of employment established by Buyer. "Affected Employees" shall mean employees of the Company who are employed by Buyer immediately after the Closing.

         6.2. Retained Responsibilities. Company agrees to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs), under Company's employee benefit programs brought by, or in respect of, Affected Employees and other employees and former employees of the Company, which claims arise out of events occurring on or prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers' compensation statutes. Buyer shall not be responsible for any such claims.

         6.3. Payroll Tax. Company agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Closing Date. Company also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through the Closing Date. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll tax obligations after the Closing Date for Affected Employees.

         6.4.       Employee Benefit Plans.

                    6.4.(a)     Defined Contribution Plans.  Company shall vest
         and make non-forfeitable as of the Closing Date the interest of each Affected Employee, who is a participant in the Hill Refrigeration Tax Sheltered Savings Plan or the Hill Refrigeration United Steelworkers of America (USWA) Savings Program - 401(k) Plan. As of the Closing Date, Buyer shall assume sponsorship of the United Steelworkers 401(k) Savings Plan. Upon the transfer of sponsorship, Buyer shall be responsible for the operation and administration of such plan on or after the Closing Date, but shall not assume or otherwise be responsible for any fines, penalties or other obligations or liabilities that accrued prior to the Closing Date or will accrue following the Closing Date on account of actions or omissions occurring prior to the Closing Date. Within 30 days following the Closing Date, Buyer and Company shall adopt appropriate and mutually acceptable resolutions to provide for the transfer of sponsorship of the plan to Buyer.

                    6.4.(b)     Hourly Employee Defined Benefit Plans.  (i)
         Buyer shall not assume the Hill Refrigeration Employee Non-Contributory Pension Plan ("Hill Pension Plan") or any obligations in connection with the Hill Pension Plan. Buyer shall provide a pension plan of its own for employees covered by the Union Agreement ("Buyer's Pension Plan") which shall contain substantially similar terms to the Hill Pension Plan, and shall recognize all prior employment with Seller to the extent that such employment is recognized as Continuous Service and Credited Service under the Hill Pension Plan as in effect on the Closing Date; provided, that an employee's accrued normal retirement benefit under Buyer's Pension Plan shall be reduced by the product of $24.50 multiplied by the employee's years of service that are recognized for benefit accrual purposes under the Hill Pension Plan as of the Closing Date. In the event the employee qualifies for the $300 minimum disability benefit, the benefit provided from the Buyer's Pension Plan shall be $300 multiplied by a fraction, the numerator of which is the employee's Continuous Service recognized under the Buyer's Pension Plan for periods of employment on or after the Closing Date, and the denominator of which is the employee's total period of Continuous Service, including service with Seller prior to the Closing Date.

                    (ii) Seller shall vest and make non-forfeitable the accrued benefit of each Affected Employee who is a participant in the Hill Pension Plan. For purposes of determining whether a participant is entitled to begin receiving payment of his pension benefits and for purposes of determining whether a participant qualifies for a normal, early, deferred vested or disability pension (but not for benefit accrual purposes), Company shall recognize employment with Buyer after the Closing Date as if such employment had been performed for Company, so that a plan participant who becomes an employee of Buyer in accordance with Section 6.1 shall not be deemed to have terminated employment with Company until such time as the employee terminates employment with Buyer. In the event the employee qualifies for the $300 minimum disability benefit described in Section 4.04(c)(1) of the Hill Pension Plan, the benefit provided from the Hill Pension Plan shall be $300 multiplied by a fraction, the numerator of which is the employee's Continuous Service recognized under the Hill Pension Plan as of the Closing Date and the denominator of which is the employee's total period of Continuous Service, including service with Buyer on or after the Closing Date. Seller shall adopt appropriate amendments to the Hill Pension Plan to effectuate the provisions of this Section 6.4(b)(ii). Buyer shall not assume or otherwise become liable for or become a successor to any Company defined benefit plan, including, without limitation, the Hill Pension Plan.

                    6.4.(c)     Salaried Employee Defined Benefit Plan.
         Company shall vest and make non-forfeitable the accrued benefit of each Affected Employee who is a participant in the Hill Refrigeration Salaried Employees Retirement Plan ("Salaried Plan"). Solely for purposes of determining whether a participant is entitled to begin receiving payment of his pension benefits, Company shall recognize employment with Buyer after the Closing Date as if such employment had been performed for Company, so that a plan participant who becomes an employee of Buyer in accordance with Section 6.1 shall not be deemed to have terminated employment with Company until such time as the
         employee terminates employment with Buyer.   Buyer shall not assume or
         otherwise become liable for or become a successor to any Company defined benefit plan, including, without limitation, the Salaried Plan.

                    6.4.(d)     No Third-Party Rights.  Nothing in this
         Agreement, express or implied, is intended to confer upon any of Company's employees, former employees, collective bargaining representatives, job applicants, any association or group of such persons or any Affected Employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.

                    6.4(e)      Severance Plan.  Buyer shall provide a
severance plan to salaried Affected Employees whose employment is terminated by Buyer within six (6) months following the Closing Date (other than for cause or in connection with the future sale of the business by Buyer) that provides a benefit at least equal to one week salary for each year of service completed through the Closing Date with Company (or predecessor companies), to a maximum of twenty-six (26) weeks.


7.       COVENANTS OF THE PARTIES

         7.1. Noncompetition; Confidentiality. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business being acquired pursuant to this Agreement, and in addition to and not in limitation of any other covenants contained in any agreement executed and delivered to Buyer hereof, Company and Shareholder hereby covenant and agree as follows:

                    7.1.(a)     Covenant Not to Compete.  For a period of five
         (5) years from the Closing Date, neither Company nor Shareholder will, directly or indirectly:

                                (i)     engage in, continue in or carry on
                                        any business which competes with
                                        the Business, including owning or
                                        controlling any financial interest
                                        in any corporation, partnership,
                                        firm or other form of business
                                        organization which is so engaged;

                               (ii)     consult with, advise or assist in
                                        any way, whether or not for
                                        consideration, any corporation,
                                        partnership, firm or other business
                                        organization which is now or at the
                                        time of the consultation, advise or
                                        assistance is or intends to become
                                        a competitor of Buyer or HPI in
                                            any aspect with respect to the
                                            Business including, but not
                                            limited to, advertising or
                                            otherwise endorsing the products of
                                            any such competitor; soliciting
                                            customers or otherwise serving as
                                            an intermediary for any such
                                            competitor; loaning money or
                                            rendering any other form of
                                            financial assistance to or engaging
                                            in any form of business transaction
                                            on other than an arm's length basis
                                            with any such competitor;

                                  (iii)     offer employment to an Affected
                                            Employee, without the prior written
                                            consent of Buyer, unless (x) such
                                            Affected Employee has been
                                            terminated by Buyer or HPI without
                                            cause or (y) the employment with
                                            Buyer or HPI of such Affected
                                            Employee has otherwise been
                                            terminated for more than one year;
                                            or

                                   (iv)     engage in any practice the purpose
                                            of which is to evade the provisions
                                            of this covenant not to compete;

         provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation and further provided that the foregoing shall not prohibit the purchasing, owning, managing or operating of or having an interest in any business that is included in a larger acquisition by Company, Shareholder or their Affiliates after the date hereof, if such business generates at the time of the acquisition less than ten percent (10%) of the gross revenues of all of the businesses acquired. The parties agree that the geographic scope of this covenant not to compete shall extend to each of the fifty states within the United States of America. The parties agree that Buyer or HPI may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases or operates all or part of the Business or the Purchased Assets being acquired by Buyer and HPI hereunder. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

                    7.1.(b)     Covenant of Confidentiality.  Neither Company
         nor Shareholder shall at any time subsequent to the Closing, except as explicitly requested by Buyer or as is otherwise required by law (including Company's legal reporting requirements) or as necessary to enforce its rights hereunder, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning the Business. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which Company has an interest, all customer lists and customer information, and all other information concerning Company's processes, apparatus, equipment, packaging, products, marketing and distribution methods, not previously disclosed to the public by Company.

                    7.1.(c)     Equitable Relief for Violations.  Company and
         Shareholder agree that the provisions and restrictions contained in this SECTION 7.1 are necessary to protect the legitimate continuing interests of Buyer and HPI in acquiring the Business and goodwill of the Business through the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, and that any violation or breach of these provisions will result in irreparable injury to Buyer and HPI for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer or HPI for such violation or breach and regardless of any other provision contained in this Agreement, Buyer and HPI shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this SECTION 7.1.

         7.2. Use of Company's Name. Following the Closing, neither Company nor any Affiliate shall, without the prior written consent of Buyer, make any use of the name "Hill Refrigeration" or any other name confusingly similar thereto, except as may be necessary for Company to pay its liabilities, prepare tax returns and other reports, and to otherwise wind up and conclude its business.

         7.3. Sales Tax Matters. Promptly following the Closing, Company shall obtain a sales tax clearance certificate from the New Jersey Department of Revenue with respect to sales tax payable by the Company as of the Closing Date.

         7.4. Unemployment Compensation. Company shall, upon the request of Buyer, reasonably cooperate with Buyer in any efforts by Buyer to obtain the transfer of Company's portion of the New Jersey unemployment compensation fund applicable to Affected Employees, to the extent Buyer elects to transfer and assume such amounts. In connection therewith, Company will execute such documents as Buyer may reasonably request in order to effectuate such transfer.

         7.5. Bulk Sales Compliance. Buyer and Company waive compliance with the provisions of the bulk sales or bulk transfer statutes applicable to this transaction, subject to Company's and Shareholder's indemnification of Buyer with respect to Liabilities resulting from such noncompliance as provided in ARTICLE 8.

         7.6. Access to Information and Records. For six years after the Closing Date (and permanently for personnel-related records), Buyer shall grant to the Company, Shareholder and their representatives, at the request of the Company or Shareholder, access to and the right to make copies, at the Company's or Shareholder's expense, of those records and documents relating to the Purchased Assets and the Business possession of which is transferred to Buyer, and Buyer shall maintain such records and documents in accordance with sound business practices. If at the expiration of such six year period any tax audit or judicial proceeding is pending or the applicable statute of limitations is extended, at Company's request, Buyer shall maintain such records and documents for such longer period as such audit or proceeding is pending or such statutory period is extended. At the termination of the term of the Facility Lease, Buyer may deliver possession of such records as are no longer required by Buyer by notifying Company that it is delivering such records to Company and Buyer shall leave such records at the Facilities upon departure.

         7.7. Change of Corporate Name. Concurrently with the Closing, Company shall change its corporate name to a new name bearing no resemblance to its present name so as to permit the use of its present name by Buyer.

         7.8. Environmental Matters. It is agreed that this transaction constitutes the sale or transfer of more than 50% of the assets of an industrial establishment, such that the Company is obligated to provide notice of this transaction to the New Jersey Department of Environmental Protection and Energy pursuant to the New Jersey Industrial Site Recovery Act ("ISRA"). Any future termination of Buyer's operations at the Facilities may also require a notice under ISRA. Following the Closing, Company shall file all such notices and take all such actions as are required to be filed or taken under ISRA and other applicable Environmental Laws with respect to the Facilities, including, but not limited to, obtaining required approvals and performing any required remediation, regardless of whether such notices or actions are required as a result of acts, occurrences or events caused by Company or Buyer or occurring before or after Closing (including, but not limited to, any notices and actions required upon the termination of Buyer's use of the Facilities); however, as to Buyer's acts and occurrences, or events after the Closing, Company shall not be required to perform any required remediation to the extent Buyer has indemnified Company for such acts, occurrences or events under the Facility Lease. Company, as owner of the Facilities, agrees to be responsible for all such filings and all such actions notwithstanding Buyer's use of the Facilities, subject only to Buyer's obligations under the Facility Lease.

         7.9. Health Insurance Coverage. Buyer covenants and agrees to provide to employees who are offered and accept employment with Buyer health coverage under an employee welfare benefit plan (as defined in Section 3(1) of ERISA) maintained or contributed to by Buyer which provides for coverage without any pre-existing condition limitation or waiting period condition.

         7.10. Insurance. Company and Buyer shall reasonably cooperate to provide to Buyer the benefit of Company's insurance for any claims relating to the Purchased Assets for occurrences arising prior to the Closing, except to the extent that such claims would exhaust the availability of Company's insurance coverage for other matters and except to the extent that such claims adversely affect the Company's right of recovery for claims arising from Liabilities which are not Assumed Liabilities.

         7.11.      Taxes Resulting From Transaction.  Except as provided in
SECTION 11.8, Buyer shall pay all taxes imposed upon it and Company shall pay all taxes imposed upon it, if any, arising out of the transactions contemplated hereby.

         7.12. Oryx Payment. Within thirty (30) business days following Closing, Company shall pay to Oryx Retail Fixtures, Inc. the amount of the account payable owed by the Company to Oryx in excess of the account receivable owed by Oryx to the Company.

8.       INDEMNIFICATION

         8.1. By Company and Shareholder. Subject to the terms and conditions of this ARTICLE 8, Hill Refrigeration, Inc. and Shareholder, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer, and its directors, officers, employees, and Affiliates (hereinafter "Buyer's Affiliates"), from and against all Claims asserted against, imposed upon, or incurred by Buyer, Buyer's Affiliates or the Business or the Purchased Assets, and arising out of or resulting from:

                    8.1.(a)     the inaccuracy or breach of any representation
         or warranty of Company contained in this Agreement or in any document executed pursuant to this Agreement, including without limitation, the Facility Lease (regardless of whether such breach is deemed "material");

                    8.1.(b)     the breach of any covenant of Company or
         Shareholder contained in this Agreement or any document executed pursuant to this Agreement, including without limitation, the Facility Lease (regardless of whether such breach is deemed "material");

                    8.1.(c)     Liabilities of the Company or any of its
         Affiliates which are not Assumed Liabilities (whether arising before or after the Closing) or Liabilities associated with Excluded Assets;

                    8.1.(d)     any Claim of or against Buyer or Buyer's
         Affiliates with respect to any Liabilities (excepting Liabilities assumed by Buyer pursuant to SECTION 2.1(E)) arising out of, related to or incurred in connection with the closedown and disposal of the Facilities by Company, regardless of whether such costs are incurred before or after the Closing Date, including without limitation, costs for compliance with Environmental Laws, vacant building security costs, utility disconnection costs, sale expenses, demolition costs and removal, transport and storage costs for Excluded Assets (excepting Buyer's obligations under the Facility Lease and Buyer's Liabilities to its employees under its employee pension and welfare benefit plans);

         As used in this ARTICLE 8, the term "Claim" shall include (i) all losses, damages (including reasonable and foreseeable consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), penalties, court costs and attorneys fees and expenses); and (ii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

         The Company shall not be liable to Buyer under either SECTION 8.1(A) OR 8.1(B) unless and only to the extent the aggregate dollar value of all Claims thereunder exceeds $50,000.00 (at which point Buyer shall be entitled to recover as to Claims in excess of an aggregate of $50,000.00) (the "Deductible"), except with respect to a breach of any representation or warranty of the Company made in SECTIONS 4.1, 4.2 AND 4.12(A) or a breach of the covenants set forth in ARTICLE

6, SECTION 7.1, OR SECTION 7.8 or in the Facility Lease, as to which the Deductible shall not apply. The Deductible shall not apply to any other Claim or right of indemnification, including without limitation indemnification sought pursuant to SECTION 8.1(C) OR (D), SECTION 8.5, or to any adjustments to the Purchase Price pursuant to ARTICLE 3 hereof. A claim by Buyer made under either SECTIONS 8.1(A) OR 8.1(B) and under another provision of this Agreement shall not be subject to the Deductible to the extent that the claim can be brought under a provision of this Agreement other than SECTION 8.1(A) OR 8.1(B).

         8.2.       By Buyer.  Subject to the terms and conditions of this
ARTICLE 8, Buyer, Phoenix and DDI, jointly and severally, hereby agree to indemnify, defend and hold harmless Company, its directors, officers, employees and Affiliates from and against all Claims asserted against, imposed upon or incurred by any such person and arising out of or resulting from

                    8.2.(a)     the inaccuracy or breach of any representation
         or warranty of Buyer contained in this Agreement or in any document executed pursuant to this Agreement including, without limitation, the Facility Lease (regardless of whether such breach is deemed "material");

                    8.2.(b)     the breach of any covenant of Buyer contained
         in this Agreement or in any document executed pursuant to this Agreement including, without limitation, the Facility Lease (regardless of whether such breach is deemed "material"); or

                    8.2.(c)     Liabilities of the Company which are Assumed
         Liabilities hereunder.

                    8.2.(d)     Court costs and attorneys fees incurred in
         connection with the defense of Claims against the Company for payment or performance obligations of Buyer or HPI created following the Closing and for which Company is not otherwise expressly responsible under the terms of this Agreement or the agreements executed in connection herewith.

         8.3. Indemnification of Claims. The obligations and liabilities of any party to indemnify any other under this ARTICLE 8 with respect to Claims shall be subject to the following terms and conditions:

                    8.3.(a)     Notice and Defense.  The party or parties to be
         indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party may undertake the defense thereof by representatives chosen by it. Such notice shall describe the Claim with reasonable specificity to the extent facts are known at the time of the notice. Failure to give such prompt written notice shall not affect the Indemnifying Party's duty or obligations under this ARTICLE 8, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                    8.3.(b)     Failure to Defend.  If the Indemnifying Party,
         within ten days after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim at the risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

                    8.3.(c)     Indemnified Party's Rights.  Anything in this
         ARTICLE 8 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim (at the risk of the Indemnifying Party), and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld), settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

                    8.3.(d)     Time Limitations On Notice.  Any notice for
         indemnification sought pursuant to SECTION 8.1(A) hereof (excepting with respect to a breach of warranty or representation made in SECTION 4.1, 4.2 OR 4.12(A)) shall be delivered on or before the first anniversary of the Closing Date. There shall be no time limitation on any other claim for indemnification brought under this Agreement or any other agreement between the parties, including claims for indemnification brought under any other section of this Agreement or any other agreement which might also be brought under SECTION 8.1(A) hereof. The parties hereto waive any limitation which may operate to otherwise bar a claim for indemnification hereunder

         8.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this ARTICLE 8, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this
ARTICLE 8 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal or by agreement of the parties that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed, together with interest at seven percent (7%) per annum. Upon judgment, determination, settlement or compromise of any Claim in accordance with the provisions of this ARTICLE 8, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of any required security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement in accordance herewith, against the third party who made such third party Claim.

         8.5. Indemnification for Environmental Matters. Without limiting the generality of any other provision of this ARTICLE 8:

                    8.5.(a)     Indemnification.  Company and Shareholder,
         jointly and severally agree to indemnify, reimburse, hold harmless and defend Buyer and Buyer's Affiliates for, from, and against all Claims asserted against, imposed on, or incurred by Buyer, directly or indirectly, in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that (A) results from Company's or any previous owner's or operator's ownership, operation or occupancy of the Facilities or the Business, properties and assets being transferred to Buyer, or (B) occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date; or (C) results from any act(s) or omission(s) of Buyer after the date of Closing that constitute(s) a substantial continuation of any act(s) or omission(s) of Company prior to the Closing Date to the extent such Claims relate to the remediation of Waste, the release of which began prior to the Closing Date. Such indemnification shall remain effective notwithstanding any act of Buyer or occurrence following the Closing.

                    8.5.(b)     Transfers of Permits.  Company and Shareholder,
         jointly and severally, agree to indemnify, reimburse, defend, and hold harmless Buyer and Buyer's Affiliates from, for and against all demands, claims, actions or causes of action arising from or in connection with the operation of the Purchased Assets by Buyer in the absence of a permit required by law, subsequent to the Closing Date and prior to transfer to the Buyer of any permits currently applicable to the Purchased Assets.

                    8.5.(c)     Dealings with Government Authorities.  Company
         shall file all such notices and take all such actions as are required to be filed or taken under the New Jersey Environmental Cleanup Responsibility Act and other applicable Environmental Laws, including obtaining required approvals and performing any required remediation, regardless of whether such notices or actions are required as a result of acts, occurrences or events occurring before or after Closing except as provided in SECTION 7.8. Company and Shareholder jointly and severally, agree to indemnify and hold harmless Buyer and Buyer's Affiliates from any Liabilities arising out of Company's failure to take such actions, file such notices or obtain such approvals.

         8.6. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material". All claims of any party hereto with respect to the transactions contemplated hereby shall be brought exclusively under the terms of this Agreement and the other agreements executed in connection herewith.

         8.7. Guaranty; Escrow Agreement. Great American Management and Investment, Inc. ("GAMI"), the parent company of Shareholder, shall guaranty certain obligations of Company and Shareholder hereunder pursuant to that certain Guaranty Agreement executed in connection herewith and GAMI and Buyer shall enter into an escrow agreement pursuant to which GAMI shall deposit $6.5 million in marketable securities with an escrow agent pursuant to the terms of that certain Escrow Agreement executed in connection herewith.


9.       CLOSING

         The closing of this transaction ("the Closing") shall take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53211, at 10:00 A.M. on August 5, 1994, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".


10.      RESOLUTION OF DISPUTES

         10.1. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this ARTICLE 10. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of Company and/or any Shareholder under SECTION 7.1 of this Agreement.

         10.2. Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $250,000.00, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

         10.3. Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

         10.4. Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

         10.5. Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Company, Buyer and Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in Illinois, for the purpose of confirming any such award and entering judgment thereon.

         10.6. Confidentiality. All proceedings under this ARTICLE 10, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

         10.7. Continued Performance. The fact that the dispute resolution procedures specified in this ARTICLE 10 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to the right of setoff provided in SECTION 8.4 hereof.

         10.8. Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this ARTICLE 10 are pending. The parties will take such action, if any, required to effectuate such tolling.


11.      MISCELLANEOUS

         11.1. Disclosure Schedule. Information set forth in the schedules to this Agreement specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose.

         11.2. Further Assurance. From time to time, upon request of any party hereto, the other parties will execute and deliver such documents and take such other action as may be reasonably appropriate in order to consummate more effectively the transactions contemplated hereby, to vest in Buyer good, valid and marketable title to the business and assets being transferred hereunder, and to enable each party to perform its obligations hereunder (provided that neither party shall be required to expend any unreimbursed out-of-pocket costs or other unreasonable expenses). In the event Company has failed to disclose any Contract in the schedules to this Agreement noted in
SECTION 1.1(E), Buyer agrees to use its best efforts to assume such Contract following Closing so long as such Contract relates to the Business, was entered into in the ordinary course, is not in material default, will not result in a loss to Buyer of more than $5000 and does not impose any material adverse contingent liability on Buyer.

         11.3. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Buyer shall be subject to the approval of the other in all essential respects, except that approval shall not be required as to any statements and other information which Buyer, Company or other respective officials may be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or otherwise required by law.

         11.4.      Assignment; Parties in Interest.

                    11.4.(a)    Assignment.  Except as expressly provided
         herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause HPI to carry out all or any part of the transactions contemplated hereby and each of Company's obligations to Buyer hereunder shall also be deemed to run to HPI, as well; but the foregoing shall not allow for recovery by Company and HPI of duplicative claims against the Company.

                    11.4.(b)    Parties in Interest.  This Agreement shall be
         binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement. The obligations of the parties hereunder, including without limitation the indemnification obligations pursuant to ARTICLE 8, are for the exclusive benefits of the parties hereto, and may not be enforced by or on behalf of any other person or entity (including without limitation any Government Entities, union, customer or supplier).

         11.5. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Illinois, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         11.6. Amendment and Modification. Buyer, Company and Shareholder may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         11.7. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be:

(a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                    (a)         If to Buyer or Buyer's Affiliates, to:

                                Phoenix Refrigeration Systems, Inc.
                                709 Sigman Road
                                Conyers, Georgia
                                Attention:  Grant M. Brown
                                Facsimile:  (404) 483-2063

                                (with a copy to)

                                Foley & Lardner
                                777 East Wisconsin Avenue
                                Milwaukee, Wisconsin 53202-5367
                                Attention:  Martin D. Mann
                                Facsimile: (414) 289-3791

or to such other person or address as Buyer shall furnish to Company in writing.

                    (b) If to Company or Shareholder or their respective Affiliates, to:

                                Eagle Industries, Inc.
                                Two North Riverside Plaza
                                Chicago, Illinois 60606
                                Attention:  William Hall
                                Facsimile:  (312) 906-8402

                                (with copies to)

                                Eagle Industries, Inc.
                                Two North Riverside Plaza
                                Chicago, Illinois 60606
                                Attention:  Gus J. Athas
                                   General Counsel
                                Facsimile:  (312) 906-8402

                                Rosenberg & Liebentritt, P.C.
                                Two North Riverside Plaza
                                Suite 1600
                                Chicago, Illinois 60606
                                Attention:  Donald J. Liebentritt
                                Facsimile:  (312) 454-0335
or to such other person or address as Company shall furnish to Buyer in writing.

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

         11.8. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

                    11.8.(a) Sales Taxes. Company and Buyer shall each pay one half of any sales or similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto, except that Buyer's obligation pursuant to this SECTION 11.8(A) shall be limited to $7,500 and Company shall pay any excess.

                    11.8.(b)    Professional Fees.  Except as otherwise
         provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other professional advisors and agents in connection with the transactions contemplated hereby.

                    11.8.(c)    Costs of Litigation or Arbitration.  The
         parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in SECTION 10.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

         11.9. Knowledge. Knowledge of the Company shall mean the actual knowledge possessed by any of Dean Flatt, James Healy, John Vana, Bradley Schwichtenberg, or Edward Finnegan.

         11.10. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

         11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.12. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

                    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                       REFRIGERATION SYSTEMS, INC.
                                                                       ("Buyer")


                                       By /s/ROLAND PARKER
                                            Roland Parker
                                            Vice President


                                       HILL PHOENIX, INC.
                                                                         ("HPI")


                                       By /s/ ROLAND PARKER
                                            Roland Parker
                                            Vice President





                                       PHOENIX REFRIGERATION SYSTEMS, INC.
                                                                     ("Phoenix")


                                       By /s/ GRANT M. BROWN
                                            Grant M. Brown
                                            President


                                       DOVER DIVERSIFIED, INC.
                                                                         ("DDI")


                                       By /s/ JERRY W. YOCHUM
                                            Jerry W. Yochum
                                            President


                                       HILL REFRIGERATION, INC.
                                                                     ("Company")


                                       By /s/ GUS J. ATHAS
                                            Gus J. Athas
                                            Vice President

                                       EAGLE INDUSTRIES, INC.
                                                                 ("Shareholder")


                                       By /s/ GUS J. ATHAS
                                              Gus J. Athas
                                       Vice President